Exhibit 99.1

American Dental Partners, Inc.

201 Edgewater Drive, Suite 285

Wakefield, MA 01880

Phone 781/224-0880 Fax 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and Chief Executive Officer	Executive Vice President, Chief Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS

ANNOUNCES DEVELOPMENTS RELATED TO THE PDG LITIGATION

WAKEFIELD, MASSACHUSETTS – April 3, 2007 – American Dental Partners, Inc. (NASDAQ:ADPI) announced today developments in the litigation between its subsidiary PDHC, Ltd. (“PDHC”) and PDG, P.A. (“PDG”), the doctor group affiliated with Park Dental in Minnesota.

On March 28, 2007 the Company received a notice of termination of the Service Agreement, effective December 31, 2007, from PDG. PDG’s counsel then submitted a letter to the court notifying it of PDG’s delivery of the notice of termination. PDG’s counsel stated that the notice of termination of the Service Agreement “raises the question of whether there continues to be a case or controversy under the Minnesota Dental Practices Act and may render moot the existing issues regarding the unlawful practice of dentistry by PDHC since the Service Agreement under which the claims regarding the Minnesota Dental Practices Act arise has been terminated.” PDG requested a pretrial conference or conference call with the court to discuss this matter.

According to the provisions of the Service Agreement, PDG cannot terminate the agreement unilaterally except in limited circumstances. The Company believes that none of those circumstances apply and that PDG would have significant legal exposure if it attempts to terminate the Service Agreement without first proving in court a material breach of the agreement by PDHC. While PDG has alleged numerous breaches of the Service Agreement, each of which PDHC has denied, PDG has failed to prove any of the alleged breaches. Accordingly, PDHC has informed PDG that its purported termination is without effect and that PDHC intends to vigorously defend any attempt by PDG to terminate the Service Agreement, and to hold PDG to its long-term obligations under the Service Agreement.

The Company believes this apparent change in strategy by PDG is positive for the Company and confirms the Company’s long held belief that the lawsuit brought by PDG is nothing more than PDG attempting to undo a transaction that was fairly negotiated over ten years ago by two well represented parties.

Gregory A. Serrao, Chairman, President and CEO will host an investor conference call on Wednesday, April 4, 2007 at 10:00 a.m. EDT to discuss this matter. The conference call will also be broadcast live over the Internet at www.amdpi.com. To access the webcast, participants should visit the Investor Relations section of the website at least fifteen minutes prior to the start of the conference call to download and install any necessary audio software. A replay of the webcast will be available at www.amdpi.com and www.streetevents.com approximately two hours after the call through 6:00 p.m. EDT Wednesday, April 11, 2007.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 22 dental groups which have 209 dental facilities with approximately 1,944 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2006.